EXHIBIT 10.06
FLEXTRONICS INTERNATIONAL LTD.
EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY
(Adopted May 13, 2010)
I. INTRODUCTION
The Board of Directors of Flextronics International Ltd. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of certain incentive compensation paid to senior executives and other officers who are direct reports of the chief executive officer under certain circumstances. In cases of a material financial statement restatement where a Covered Officer’s fraud or misconduct has caused the restatement, the Board may determine to recoup incentive compensation which was paid or vested based upon the achievement of certain financial results (including gains from the sale of vested shares) to the extent that the amount of such compensation would have been lower if the financial results had been properly reported and may seek to cancel equity awards where the financial results of the Company were considered in granting such awards.
II. EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation paid or awarded on or after the adoption of this Policy.
III. DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Covered Officers” shall mean executive officers designated by the Board as officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and any other officers who are direct reports of the chief executive officer.
“Incentive Compensation” shall mean bonuses or awards under the Company’s short and long-term incentive bonus plans, grants and awards under the Company’s equity incentive plans, and contributions under the Company’s deferred compensation plans where the contributions are based on the achievement of financial results.
“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy. Determinations of Misconduct for purposes of this Policy shall be made by the Board in its sole and absolute discretion (or, if the Board has delegated such authority to the Compensation Committee, by the Compensation Committee in its sole and absolute discretion) independently of, and the Board (or the Compensation Committee) shall not be bound by determinations by management that a Covered Officer has or has not met any particular standard of conduct under law or Company policy.

IV. RECOUPMENT OF INCENTIVE COMPENSATION
In the event of a material restatement of financial results, other than as a result of a change in accounting principles (a “Restatement”) where a Covered Officer engaged in fraud or Misconduct that caused the need for the Restatement, the Board will review all Incentive Compensation paid (or, in the case of equity-based compensation, which vested) to Covered Officers on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. To the extent permitted by applicable law, the Board will seek to recoup Incentive Compensation, in all appropriate cases (taking into account all relevant factors, including whether the assertion of a recoupment claim may prejudice the interests of the Company in any related proceeding or investigation), paid (or in the case of equity-based compensation, which vested) to any Covered Officer on or after the Effective Date of this Policy, if and to the extent that (i) the amount (or vesting) of Incentive Compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a Restatement, and (ii) the amount (or vesting) of Incentive Compensation that would have been paid (or, in the case of equity-based compensation, vested) to the Covered Officer had the financial results been properly reported would have been lower than the amount actually paid (or, in the case of equity-based compensation, vested). In the case of equity awards that vested based on the achievement of financial results that were subsequently reduced, the Board also may seek to recover gains from the sale or disposition of vested shares (including shares purchased upon the exercise of options that vested based on the achievement of financial results). In addition, the Board may to the extent it deems appropriate determine to cancel outstanding equity awards where the Board or the Compensation Committee took into account the financial performance of the Company in granting such awards and the financial results were subsequently reduced due to such a Restatement.
V. ACKNOWLEDGEMENT BY COVERED OFFICERS
Covered Officers shall acknowledge this Policy.
VI. BINDING EFFECT OF DETERMINATIONS BY BOARD; DELEGATION
The Board may delegate to the Compensation Committee all determinations to be made and actions to be taken by the Board under this Policy. Any determination made by the Board or the Compensation Committee under this Policy shall be final, binding and conclusive on all parties.
VII. LIMITATION ON PERIOD FOR RECOUPMENT
The Board may only seek recoupment under Section IV of this Policy if the Restatement shall have occurred within 36 months of the publication of the audited financial statements that have been restated.

VIII. SOURCES OF RECOUPMENT
The Board may seek recoupment from the Covered Officers from any of the following sources: prior incentive compensation payments; future payments of incentive compensation; cancellation of outstanding equity awards; future equity awards; and direct repayment.
IX. SEVERABILITY
If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
X. NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.
This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

3